Exhibit 4.7
AMENDMENT NO. 1
TO
WINDSTREAM 401(k) PLAN
(January 1, 2015 Restatement)

WHEREAS, Windstream Services, LLC (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2015 (the “Plan”); and

WHEREAS, the Company reserves the right to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1.    Effective as of January 1, 2016, paragraph (b) of Appendix A to the Plan is revised to provide as follows: [Reserved].

2.    Effective as of January 1, 2016, paragraph (c) Appendix A to the Plan is amended by (i) changing the heading “Iowa - CWA 7172 (effective on and after May 13, 2015)” to “Iowa - CWCA 7172”, (ii) deleting the word “prior” in the first sentence of paragraph (c), and changing “Iowa 204 CBA” to “Iowa 7172 CBA” in the one place the reference appears.

3.    Effective as of April 1, 2016, paragraph (h) of Appendix A to the Plan is amended to provide as follows:

National Pension Agreement. Subject to the terms of the National Pension Agreement, as amended from time to time, each Matching Employer shall make a Supplemental Employer Matching Contribution on behalf of any eligible Participant covered by the National Pension Agreement between Windstream Services, LLC and International Brotherhood of Electrical Workers and Communications Workers of America (the “NPA”) who is not eligible to participate in the Windstream Pension Plan (for purposes of clarity, a person who is both an “Eligible Employee” under the Windstream Pension Plan and covered by the NPA on February 29, 2012 is eligible to participate in Windstream Pension Plan, but only until the earliest of (i) his “Termination of Employment” under the Windstream Pension Plan, (ii) the last pay period beginning prior to September 18, 2016 if the Eligible Employee elected to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, or (iii) the date he otherwise ceases to be an “Eligible Employee” covered by the NPA) and is otherwise eligible (as defined below) in an amount equal to:
(a)    100% of the first 3% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year, plus
(b)    50% of the next 2% of the Participant’s Compensation that he contributes to the Plan as Salary Deferral Contributions for the Plan Year.
As soon as administratively practicable following the end of the Plan Year, Supplemental Employer Matching Contributions shall be made by the Matching Employer and allocated to each Participant who is eligible to receive Supplemental Employer Matching Contributions. A person is eligible to receive Supplemental Employer Matching Contributions of a Matching Employer for a Plan Year only if he is employed as an Eligible Employee (in a position covered by the NPA) on the last day of the Plan Year or if the person died, retired or became disabled while employed as an Eligible Employee (in a position covered by the NPA) during the Plan Year. A person is eligible to receive Supplemental Employer Matching Contributions only with respect to the Participant’s Compensation and Salary Deferral Contributions for the portion of the Plan Year that is attributable to the period when the Participant was both an Eligible Employee (in a position covered by the NPA) and not eligible to participate in the Windstream Pension Plan during the Plan Year. For purposes of this paragraph, (i) “retired” means termination of employment on or after age 65 or when eligible for an “Early Retirement

Pension” under the Windstream Pension Plan and (b) “disabled” means disabled under the Company’s long-term disability plan.
If an Employee (i) is both an “Eligible Employee” under the Windstream Pension Plan and covered by the NPA on February 29, 2012, (ii) elects to opt-out of participation in the Windstream Pension Plan pursuant to the 2016 retirement choice program, and (iii) is an Employee (in a position covered by the NPA) on September 18, 2016, the Employee shall have a $15,000 Nonelective Employer Contribution made to his Separate Account on or before December 31, 2016.
IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 1 to the Windstream 401(k) Plan (January 1, 2015 Restatement) to be executed on this 29th day of July, 2016.

WINDSTREAM SERVICES, LLC

By:	/s/John Fletcher
Title: Member of the Benefits Committee